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                                                                   EXHIBIT 99.11

CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 4 to Registration Statement No. 33-61997 of Prudential Jennison Series Fund, Inc. (formerly Prudential Jennison Fund, Inc.) of our report dated November 4, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the headings "Financial Highlights" in the Prospectus, which is part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



Deloitte & Touche LLP
New York, New York
December 2, 1996